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                                                                Exhibit 99





PRESS RELEASE
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                  FARMERS NATIONAL BANC CORP.
                  20 S. Broad St. P.O. Box 555
                  Canfield, OH 44406
Contact:          Frank L. Paden, President
Phone:            330-533-3341
FAX:              330-533-0451


FARMERS NATIONAL BANC CORP. REINSTATES STOCK REPURCHASE PROGRAM


CANFIELD, Ohio, June 25, 2001 (OTCBB: FMNB) -- Frank L. Paden, President of Farmers National Banc Corp., Canfield, Ohio, announced that the Company's Board of Directors has reinstated the Company's Stock Repurchase Program. Under the Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. The Company's Stock Repurchase Program was previously suspended by the Company's Board of Directors in contemplation of the merger of Security Financial Corp. with and into Farmers National Banc Corp., which was consummated on November 30, 2000.

The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Farmers National Banc Corp. is the parent company for the Farmers National Bank of Canfield, a locally owned community bank with sixteen offices located throughout Mahoning, Trumbull and Columbiana counties.

Additional information regarding the corporation and the products and services offered by Farmers National Bank can be found at the bank's Website located at www.fnbcanfield.com. Farmers National Banc Corp. common stock is traded on the OTC Bulletin Board under the symbol FMNB.